Pericom Semiconductor: (NASDAQ: PSEM) Q1 Fiscal Year 2014 Earnings

2 Copyright Pericom Semiconductor Corp 2012 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q2FY14 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal second quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2012 Confidential » Quarterly revenue of $32.6M » Increased 3% Q - to - Q and decreased 11% vs. Q1 FY13 » Geographic distribution » Asia at 92%, North America at 6%, Europe at 2% » Channel sales mix » International distribution at 63%, CMs at 25%, OEMs at 8%, North America distribution at 4%. Q1 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2012 Confidential » Gross margin of 40.9% » Increased 1.6% sequentially and increased 1.6% YoY » Operating expense of $11.2 M vs. $11.3 M last Q » Operating income of $2.2 M vs. $1.2 M last Q » Operating income margin of 7% » Net income of $1.9 M vs. $1.6 M last Q » Net profit margin of 6% » EPS of 8 cents vs. 7 cents last Q » Tax Rate of 29% for Q1 vs. 35% last Q Q1 Earnings Overview (Non - GAAP Results)

5 Copyright Pericom Semiconductor Corp 2012 Confidential Cash & Investments $ 116M Working Capital $102M Total Assets $ 248M Total Liabilities $37M Shareholders’ Equity $ 211M Book Value/Share $ 9.17 Cash & Investments/Share $ 5.06 Sep. 2013 Strong Balance Sheet

6 Copyright Pericom Semiconductor Corp 2012 Confidential » Product mix as % of revenues » IC at 60% » Included analog switch at 15%, digital switch at 6%, silicon clocks at 10%, connect at 15%, interface at 3% » 11% from PTI » FCP at 40% » Top five end customers » Accounted for 30% of total revenue » One customer accounted for 11% of total revenue Q1 Product Mix and Key Customers

7 Copyright Pericom Semiconductor Corp 2012 Confidential » Introduced 21 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity and Switching – 12 new products: » Power Management USB Charger – (Automotive, Mobility) » Video Decoders – (Security) » Universal Voltage Level Shifters – (Mobility, Server, Networking, Embedded) » Timing – 6 new products: » High Performance Clock Generators and Buffers – (Networking) » Signal Integrity – 3 new products: » 12Gb SAS3 ReDriver/Repeater – (Storage and Cloud Computing) » 10Gb Ethernet ReDriver/Repeater – (Networking and Cloud Computing) » HDMI ReDriver/Level Shifter - (Mobility, Embedded) New Products – 1QFY14

8 Copyright Pericom Semiconductor Corp 2012 Confidential Range of Estimates Revenue $31.6M to $33.6M Gross Margin 39.0% to 41.0% Operating Expense $10.8M to $11.2M Other Income $0.5M to $0.7M Tax Rate 24% to 28% Q2 FY14 Business Outlook (Non - GAAP)

9 Copyright Pericom Semiconductor Corp 2012 Confidential Pericom Semiconductor: Enabling Serial Connectivity ( Nasdaq : PSEM) Fiscal 1Q14 Earnings Q & A